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                                    EXHIBIT 12

                              METRIS COMPANIES INC.
                    COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN THOUSANDS)


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                                           Nine Months Ended
                                             September 30,                  Year Ended December 31,
                                             --------------                 -----------------------
                                             1997      1996    1996       1995     1994     1993     1992
                                             ----      ----    ----       ----     ----     ----     ----
Earnings before income taxes              $45,519   $23,896   $32,546   $7,449    $3,503   $1,999   $3,121

Add:
  Fixed Charges:
    Interest on indebtedness, and
      amortization of debt expense          5,930    2,823       280    1,217       -         -        -
    Interest factor of rental expense         986      368       378       50        26       -        -
                                           ------- -------   -------   ------    ------    ------   ------
    Total fixed charges                     6,917    3,191       658    1,267        26       -        -

                                          -------  -------   -------   ------    ------    ------   ------
Total available earnings                  $52,436  $27,087   $33,204   $8,716    $3,529    $1,999   $3,121
                                          -------   ------   -------   ------    ------    ------   ------
                                          -------   ------   -------   ------    ------    ------   ------

Ratio of earnings to fixed charges           7.58    8.49      50.47     6.88     134.16       NA       NA

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